Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

BEST-EVER

WINTER QUARTER THREE

REPORTS NATIONAL BEVERAGE CORP.

FORT LAUDERDALE, FL, March 11, 2016 . . . National Beverage Corp. (NASDAQ: FIZZ) today reported nine-month revenues top half-billion dollars – a first!

(in millions except EPS)

For the Nine Months –

	Revenues	Op. Income	Net Income	EPS	EBITDA*	Cash
FY 2016	$525.8	$66.6	$43.7	$.94	$75.5	$86.1

“Last September 2015, National Beverage’s earnings release stated: This all translates into the ‘perfect time’ with the most significant potential for our Break-Out Year. Well, our predictions were accurate in several ways. Revenues, operating income, net income and EPS are all on target, but masterfully more significant are the brand growth factors and performance milestone achievements during this period since September,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

(dollars in millions except EPS)

Measured Performance: Nine Months FY 2016 vs. Nine Months FY 2015 –

	Revenues	Op. Income	Net Income	EPS	EBITDA*	Cash	Market Cap
FY 2016 Growth %	9.3%	20.0%	17.6%	17.5%	15.4%	112.9%	90.7%

FY 2015	$481.2	$55.5	$37.1	$.80	$65.4	$40.4	$1,008.1

-more-

National Beverage Corp.

“Let’s begin with brand growth factors and performance milestone achievements: Brand LaCroix performance milestones include new theme extension performance of VPO (velocity per outlet) dynamics previously unheard of, plus nearly 100% accretive sales increases during recent retailer/National Beverage partner promotions. These events far exceeded our planned expectations . . . further confirming LaCroix’s consumers’ healthy demands.”

(in millions except EPS)

Trailing Twelve Months –

	Revenues	Net Income	EPS	EBITDA*
1/30/2016	$690.3	$55.8	$1.20	$96.7

“Equally as profound was the launch of Shasta’s SDA (soft drink alternative), a sparkling water that whole-heartedly duplicates Shasta’s delicious nostalgic flavors . . . including the industry’s first clean label. Rich in earned equity of family trust for over 125 years, Shasta Sparkling is now far superior due to its healthy Innocence of naturally-essenced, flavored sparkling water.

There is a certain intuitive sense one has when long-awaited circumstances align. Like the sunrise of a new dawn – clear, crisp, burst of orange rising from the distant horizon, I now have a sense that our healthy beverage evolution is a certainty. We will have a great FY2016 – and beyond! Never quite like this present time, has the promise belonging to National Beverage been this exciting. The goals for our brands, shareholder value, balance sheet, revenues, earnings and cash buildup are all aglow like that orange ball rising; Shouting Loudly – yes . . . it’s all happening right now!

We are euphoric to say the least – with the promise of LaCroix and Shasta SDA along with Everfresh Juices and Rip It Energy. Truly, good fortune and sparkling blessings are showering upon us – and the future is ours to – embrace!” exclaimed Caporella.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

-more-

National Beverage Corp.

Trailing Twelve Months Performance Comparatives

LaCroix ‘Tan-gerEEN’ launch	Phase I new Shasta SDA introduced
New weekly record LaCroix sales	Operating Income UP 18% to $85.1 million
FIZZ common 52 week high - $48.01	EBITDA UP 15% to $96.7 million
Greatest performing Winter Quarter in Company’s history

National Beverage Corp.

Consolidated Results for the Periods Ended

January 30, 2016 and January 31, 2015

	(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Jan. 30, 2016	Jan. 31, 2015	Jan. 30, 2016	Jan. 31, 2015

Net Sales	$161,687	$143,021	$525,751	$481,233

Net Income	$11,236	$8,808	$43,661	$37,129

Earnings Per
Common Share
Basic	$.24	$.19	$.94	$.80
Diluted	$.24	$.19	$.93	$.79

Average Common
Shares Outstanding
Basic	46,448	46,358	46,420	46,345
Diluted	46,707	46,580	46,648	46,550

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

*Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users of this financial information with additional insights into the operating performance of the business. EBITDA (in millions) for the nine-month periods ended Jan. 30, 2016 and Jan. 31,2015, and twelve-month period ended January 30, 2016, of $75.5, $65.4 and $96.7, respectively, is calculated by adding the following expenses back to Net Income for each of the periods: Depreciation and Amortization of $9.1, $8.9 and $11.8; Net Interest Expense of $.1, $.3 and $.2; and Provision for Income Taxes of $22.7, $19.1 and $29.0.